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                                                                    Exhibit 99.3
February 24, 1997

           [LETTERHEAD OF CHARLES E. SMITH RESIDENTIAL REALTY, INC.


                 SMITH REIT ACQUIRES $113 MILLION OF PROPERTIES
                             VIA OP UNIT EXCHANGE

         1,452 apartment units added in strong Crystal City submarket

    ARLINGTON, VA.--Charles E. Smith Residential Realty, Inc. (NYSE:SRW) announced today that it has acquired two luxury high-rise apartment properties, totaling 1,452 units in Crystal City, Virginia. These properties--Crystal Plaza and Crystal Towers--were acquired in exchange for equity in the form of Smith REIT Operating Partnership Units (OP Units), together with the assumption of debt. Total value of the transactions was approximately $113 million, including issuance of 1,149,623 Operating Partnership Units valued at $28.4125 per unit, assumption of $79 million in loans, and other costs. The addition of these properties brings the total number of apartment units in the Smith REIT portfolio to 16,652, an increase of more than 40% since the company's initial public offering in mid-1994.

    Ernest Gerardi, Jr., president of the Smith REIT, said "We are pleased to announce these acquisitions, which are consistent with the strategy outlined in our recent follow-on stock offering to use the proceeds along with the continuing issuance of Operating Partnership Units to grow our portfolio. These acquisitions are expected to be accretive to earnings in 1997."


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    The OP Unit exchange approach used by the Smith REIT to acquire these properties is increasingly popular because it allows longer-term property owners with low or negative tax basis, for whom a cash sale would cause a taxable gain, to defer income taxes on the transaction. The Smith REIT's Operating Partnership Units pay the same dividends as the Smith REIT's common stock and are redeemable for stock on a one-to-one basis, subject to certain conditions. The property owner obtains other advantages including regular dividends, liquidity, investment diversification, and participation in any appreciation of Smith REIT stock. Lastly, many property owners use the Unit exchange approach to enhance estate planning.

    Crystal Plaza is a 540-unit, 12-story twin-tower luxury high-rise built in 1967. It averaged 98.7% occupancy in 1996, with average revenue per unit of $1,167, up 5.6% over 1995. Crystal Towers is a 912-unit, 12 story twin-tower luxury high-rise also built in 1967. In 1996, it averaged 97.6% occupancy with an average monthly revenue of $1,047 per unit, an increase of 4.5% over the previous year. With the addition of these two properties, the Smith REIT now owns all of the apartment properties in Crystal City originally developed and built by the Charles E. Smith organization, a total of 3,360 units.

    Crystal City is one of the strongest apartment submarkets in the Washing area. Strategically located adjacent to National Airport and the Pentagon, and minutes from downtown Washington and Capitol Hill, it had an average occupancy rate of over 97% in 1996, and no new apartment construction underway or planned. With its large concentration in this submarket--3,708 of a total of 4,669 apartment units--the Smith REIT benefits from both marketing and operational efficiencies.

    Charles E. Smith Residential Realty, Inc. is a self-managed real estate investment trust and the largest publicly traded multifamily real estate company with operations focused on the greater Washington D.C. area. The Company and its subsidiaries and affiliates own, acquire, develop and manage multifamily residential properties, as well as providing real estate services to other property owners. Press releases and other information about Charles E. Smith Residential Realty are available on the company's Web site at: http://www.smithreit.com.

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